EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and
Stockholders of T. Rowe Price Group, Inc.:

We consent to the use of our report dated January 29, 2004, with respect to the consolidated balance sheets of T. Rowe Price Group, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2003, incorporated herein by reference. Our report refers to the adoption by the Company of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets effective January 1, 2002.

/s/ KPMG LLP
Baltimore, Maryland
November 29, 2004